Exhibit 99.1

TIGERLOGIC CORPORATION ANNOUNCES SECOND FISCAL QUARTER FINANCIAL RESULTS

PORTLAND, OR. — November 6, 2015

TigerLogic Corporation (OTCQX: TIGR) today announced financial results for the second fiscal quarter ended September 30, 2015. Highlights are as follows:

•                 Revenues: Total revenues were $1.6 million for the second fiscal quarter ended September 30, 2015, flat from the prior quarter and a decrease of $0.2 million, or 13%, from the second quarter of the prior year. Year-to-date revenues were $3.2 million compared to $3.6 million in the prior year, a decrease of 11%. Subscription revenue from our Postano business for the second quarter increased 4% sequentially and 55% from the same quarter in the prior year.  Year-to-date subscription revenues were $1.5 million compared to $0.9 million in the prior year, an increase of 75%. License revenues associated with our Omnis business decreased 4% from the prior quarter and decreased $0.2 million, or 35%, from the same quarter in the prior year. Year-to-date license revenues were $0.8 million compared to $1.3 million in the prior year, a decrease of 42%. Services revenues decreased slightly sequentially and decreased $0.3 million, or 42%, from the second quarter of the prior year. Year-to-date service revenues were $0.9 million compared to $1.4 million in the prior year, a decrease of 37%.

•                 Operating Expenses: Operating expenses for the second quarter ended September 30, 2015 were $2.9 million compared to $3.2 million in the prior quarter and $4.5 million for the same quarter in the prior year. Year-to-date operating expenses were $6.1 million compared to $9.6 million in the prior year. The decrease in operating expenses reflects the results of concerted efforts to control costs, including reductions in infrastructure costs and personnel expense achieved through the consolidation of our headquarters to Portland, Oregon.  During September 2015, we vacated our office space in Irvine, California and signed a sublease with a subtenant for the remainder of our lease term.  The Company recorded a lease loss of $0.1 million during the quarter reflecting the difference between lease costs and expected sublease income over the term of the lease.  In addition, the Company recorded accelerated depreciation expense of $0.1 million related to property and equipment at the Irvine location that is no longer in service.

•                 Net Loss: Net loss for the second fiscal quarter ended September 30, 2015 was $1.3 million, or $0.04 per share, compared to net loss of $1.6 million, or $0.05 per share, in the prior quarter and $2.6 million, or $0.09 per share, for the second quarter of the prior year.  Year-to-date net loss was $2.9 million, or $0.09 per share, compared to $6.1 million, or $0.20 per share, in the prior year.

•                 Adjusted EBITDA: Adjusted EBITDA was negative $0.9 million for the second fiscal quarter ended September 30, 2015 compared to negative $1.4 million in the prior quarter and negative $2.4 for the second fiscal quarter of the prior year.  Year-to-date Adjusted EBITDA was negative $2.3 million compared to negative $5.6 million in the prior year. The improvement is primarily a result of our cost control initiatives.

•                 Cash: Cash was $7.7 million as of September 30, 2015, down $1.8 million from June 30, 2015.

“We have made considerable progress reducing our overall cost structure resulting in expenses declining 9% sequentially and 36% year over year,” said Roger Rowe, CEO/CFO of TigerLogic. “As a result, we have reduced negative Adjusted EBITDA to under $0.9 million for the latest quarter, a $0.5 million sequential improvement,” continued Rowe.

For information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Earnings Call

As previously announced, the Company has suspended indefinitely the practice of holding quarterly conference calls. Please refer to the reports and documents filed by the Company with the U.S. Securities and Exchange Commission, including our periodic reports on Form 10-K and Form 10-Q, and our current reports on Form 8-K.  These reports are available at www.sec.gov and on our corporate website at www.tigerlogic.com.

About TigerLogic Corporation

TigerLogic Corporation (OTCQX: TIGR) is a global provider in engagement solutions, including the Omnis mobile development platform and Postano, a social media aggregation and display platform. More information about TigerLogic and its products can be found at http://www.tigerlogic.com.

Except for the historical statements contained herein, the foregoing release may contain forward-looking information, including statements about TigerLogic’s future operating results, cost reduction initiatives and revenue growth opportunities.  Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to: the success of TigerLogic’s efforts to develop new products, product features and updates and to penetrate new markets; TigerLogic’s ability to maintain market share for its existing products; costs associated with TigerLogic’s strategic and business initiatives; TigerLogic’s ability to protect its intellectual property; costs associated with litigation or other proceedings to which TigerLogic becomes subject from time-to-time; the availability of adequate liquidity for the operation of TigerLogic’s business and other risks and uncertainties.  Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to TigerLogic’s most recent reports on Form 10-K and Form 10-Q for factors potentially affecting its future financial results. All forward-looking statements are made as of the date hereof and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release. TigerLogic’s results for the quarter ended September 30, 2015 are not necessarily indicative of its operating results for any future periods.

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TigerLogic, Postano, Omnis, and Omnis Studio are trademarks of TigerLogic Corporation.  All other trademarks and registered trademarks are properties of their respective owners.

Investor Relations Contact:

Roger Rowe, CEO/CFO

Phone: (503) 488-6988

roger.rowe@tigerlogic.com

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	March 31,
	2015	2015
ASSETS
Current assets:
Cash	$7,747	$10,251
Trade accounts receivable, less allowance for doubtful accounts of $2 and $0, respectively	856	1,291
Other current assets	428	460
Total current assets	9,031	12,002

Property, furniture and equipment, net	641	869
Intangible assets, net	325	363
Deferred tax assets	96	94
Other assets	55	54
Total assets	$10,148	$13,382

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$305	$295
Accrued liabilities	964	1,525
Deferred revenue	1,813	1,905
Total current liabilities	3,082	3,725

Other long-term liabilities	161	101
Total liabilities	3,243	3,826

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	3,096	3,096
Additional paid-in-capital	143,594	143,389
Accumulated other comprehensive income	2,199	2,174
Accumulated deficit	(141,984)	(139,103)
Total stockholders’ equity	6,905	9,556

Total liabilities and stockholders’ equity	$10,148	$13,382

See accompanying notes to the unaudited condensed consolidated financial statements.

TIGERLOGIC CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands except per share data)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2015	2014	2015	2014
Net revenues:
Licenses	$383	$592	$781	$1,337
Subscription	786	506	1,543	883
Services	423	730	868	1,377
Total net revenues	1,592	1,828	3,192	3,597
Operating expenses:
Cost of subscription revenues	141	189	275	341
Cost of service revenues	94	187	233	307
Selling and marketing	796	1,504	1,747	3,419
Research and development	683	1,143	1,278	2,229
General and administrative	1,166	1,452	2,518	3,339
Total operating expenses	2,880	4,475	6,051	9,635
Operating loss	(1,288)	(2,647)	(2,859)	(6,038)
Other income (expense):
Interest expense-net	(1)	(1)	(2)	(2)
Other income (expense)-net	40	41	(14)	9
Total other income (expense)-net	39	40	(16)	7
Loss before income taxes	(1,249)	(2,607)	(2,875)	(6,031)
Income tax provision	10	18	10	30
Net loss	(1,259)	(2,625)	(2,885)	(6,061)
Other comprehensive income:
Foreign currency translation adjustments	(53)	(87)	24	(49)
Total comprehensive loss	$(1,312)	$(2,712)	$(2,861)	$(6,110)

Basic and diluted net loss per share	$(0.04)	$(0.09)	$(0.09)	$(0.20)

Weighted average shares used in computing basic and diluted net loss per share	30,958	30,747	30,957	30,449

TIGERLOGIC CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended September 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(2,885)	$(6,061)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	277	123
Provision for (recovery of) bad debt	2	(58)
Stock-based compensation expense	204	361
Change in deferred tax assets	(17)	—
Foreign currency exchange (gain) loss	13	(10)
Change in operating assets and liabilities:
Trade accounts receivable	436	(2)
Other current assets	76	56
Accounts payable	(39)	334
Accrued liabilities and other long term liabilites	(374)	(507)
Deferred revenue	(108)	43
Net cash used in operating activities	(2,415)	(5,721)

Cash flows from investing activities:
Purchases of property, furniture and equipment	(106)	(258)
Net cash used in investing activities	(106)	(258)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	16
Proceeds from issuance of common stock	1	7
Net cash provided by financing activities	1	23

Effect of exchange rate changes on cash	16	(64)

Net decrease in cash	(2,504)	(6,020)
Cash at beginning of the period	10,251	18,602
Cash at end of the period	$7,747	$12,582

Supplemental disclosures:
Cash paid for income taxes	$79	$—

Non-GAAP Financial Measures

Adjusted EBITDA (as defined below) should not be construed as a substitute for net income (loss) determined in accordance with U.S. GAAP. Adjusted EBITDA excludes components that are significant in understanding and assessing TigerLogic’s results of operations. Adjusted EBITDA does not represent funds available for management’s discretionary use and are not intended to represent cash flow from operations. In addition, EBITDA and Adjusted EBITDA are not terms defined by GAAP and as a result might not be comparable to similarly titled measures used by other companies.

However, Adjusted EBITDA is used by management to evaluate, assess and benchmark TigerLogic’s operational results and the company believes that Adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties in the industry. Accordingly, TigerLogic is disclosing this information to permit a more comprehensive analysis of its operating performance, and to provide an additional measure of performance.

Adjusted EBITDA used by TigerLogic is defined as net income (loss) with adjustments for depreciation and amortization, interest income (expense)-net, and income tax provision (benefit) plus adjustments for other income (expense)-net, non-cash stock-based compensation expense, and other non-recurring items that may be incurred from time to time.

Net income (loss) is the GAAP financial measure most closely comparable to Adjusted EBITDA. The table below reconciles TigerLogic’s GAAP reported net loss to Adjusted EBITDA:

Reconciliation of GAAP to Non-GAAP Financial Measures

TIGERLOGIC CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2015	2014	2015	2014

Reported net loss	$(1,259)	$(2,625)	$(2,885)	$(6,061)
Depreciation and amortization	204	65	275	123
Stock-based compensation	105	188	204	361
Lease loss	109	—	109	—
Interest expense-net	1	1	2	2
Other (income) expense-net	(40)	(41)	14	(9)
Income tax provision	10	18	10	30
Adjusted EBITDA	$(870)	$(2,394)	$(2,271)	$(5,554)